                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             ERC Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                             ERC INDUSTRIES, INC.
                              1441 PARK TEN BLVD.
                             HOUSTON, TEXAS  77084

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 1998

To the Stockholders of
ERC INDUSTRIES, INC.

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of ERC Industries, Inc., a Delaware corporation (the "Company"), will be held at the Holiday Inn-Select Houston West, 14703 Park Row, Houston, Texas 77079, on Monday, June 15, 1998 at 10:00 a.m. Houston time, for the following purposes:

     (1) To elect two Class II directors to serve until the Company's 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     (2) To consider and vote upon the approval of a proposed amendment to
         Article IV of the Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, par value $.01 per share, of the Company from 30,000,000 to 40,000,000 shares.

     (3) To ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the year ended December 31, 1998; and

     (4) To transact any other proper business brought before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed May 20, 1998, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Only holders of record of the Company's common stock on that date are entitled to vote on matters coming before the Annual Meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company's offices at 1441 Park Ten Blvd., Houston, Texas 77084, for ten days prior to the Annual Meeting.

     Please advise the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005 of any change in your address.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE SHARES ARE REGISTERED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                              By Order of the Board of Directors,

                              Wendell R. Brooks, President

Houston, Texas
May 26, 1998

                              ERC INDUSTRIES, INC.
                              1441 PARK TEN BLVD.
                              HOUSTON, TEXAS 77084
                                 (281) 398-8901

                    --------------------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                    --------------------------------------

                            TO BE HELD JUNE 15, 1998

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The accompanying proxy, mailed together with this Proxy Statement to stockholders on or about May 26, 1998, is solicited by ERC Industries, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on June 15, 1998 (the "Annual Meeting").

     As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the Annual Meeting include (1) election to the Board of Directors of two persons to serve as Class II directors until the Company's 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified; (2) to consider and vote upon the approval of a proposed amendment to
Article IV of the Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, par value $.01 (the "Common Stock"), of the Company from 30,000,000 to 40,000,000 shares; (3) to ratify the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the year ended December 31, 1998; and (4) to transact any other proper business brought before the Annual Meeting or any adjournments or postponements thereof.

     All holders of record of shares of the Common Stock, at the close of business on May 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 27,498,272 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is constituted, is required for the election of directors. The proposal to amend the Company's Certificate of Incorporation requires for its approval the affirmative vote of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting.
The affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided a quorum is constituted, is required for ratification of the independent auditors.

     With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposals to amend the Company's Certificate of Incorporation and to ratify the appointment of the auditors will have the effect of a negative vote because those proposals require the affirmative vote of holders of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the Nasdaq Stock Market ("Nasdaq"), a broker is entitled to vote on the election of directors, the amendment of the Company's Certificate of Incorporation and the ratification of auditors if such broker holds shares in street name for a customer who does not deliver voting instructions. Under applicable Delaware law, a broker non-vote resulting from the failure to deliver voting instructions to a broker will have no effect on the outcome of the election of directors or the ratification of auditors. However, a broker non-vote will have the same effect as a vote against the proposed amendment to the Company's Certificate of Incorporation.

          Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (1) FOR the nominees for director identified below, (2) FOR the proposal to amend Article IV of the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 30,000,000 to 40,000,000 shares and
(3) FOR the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 30, 1998, by (i) each director, nominee for director and the Chief Executive Officer of the Company,
(ii) all executive officers and directors of the Company as a group, and (iii) all persons who are known by the Company to be beneficial owners of 5% or more of the Company's outstanding Common Stock.

NAME AND ADDRESS OF BENEFICIAL OWNER              SHARES OWNED /(1)/   PERCENT OF CLASS
-----------------------------------------------   ------------------   ----------------
John Wood Group PLC/(1)/                             24,337,702/(1)/         88.5%/(1)/
Allister G. Langlands/(2)/                                0                    *
Jorge E. Estrada M.                                       0                    *
Wendell R. Brooks                                         0                    *
John Derek Prichard-Jones/(2)/                            0                    *
George W. Tilley                                          0                    *
Anthony Howells                                           0                    *
Directors and Executive Officers                          0                    *
 as a group (9 persons)

_______________________________
*Less than 1%

Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by spouses and minor children of such persons and corporations in which such persons hold a controlling interest.

/(1)/ The address of John Wood Group PLC, a corporation registered in Scotland and incorporated under the laws of the United Kingdom ("Wood Group"), is John Wood House, Greenwell Road, East Tullos, Aberdeen, Scotland AB1 4AX.

/(2)/ The directors of Wood Group, which include Messrs. Prichard-Jones and Langlands, and Sir Ian Wood C.B.E., L.L.D., Chairman and Managing Director of Wood Group, may be deemed the beneficial owners of the Company's Common Stock owned by Wood Group.


                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of five directors. These directors are divided into three classes: Class I (two directors), Class II (two directors) and Class III (one director). The term of the Class II directors expires at this Annual Meeting, the term of the Class III director expires at the Annual Meeting to be held in 1999 and the term of the Class I directors will expire at the Annual Meeting to be held in 2000. John Derek Prichard-Jones and Anthony Howells will stand for election at this Annual Meeting for three-year terms of office expiring at the 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     The following table sets forth certain information as to the nominees for director of the Company:

                                                                            Director
Name and Age                       Positions and Offices With the Company    Since
--------------------------------   --------------------------------------   --------
John Derek Prichard-Jones, 62              Chairman and Director              1993
Anthony Howells, 61                        Director                           1996

          JOHN DEREK PRICHARD-JONES was elected Chairman of the Company in February 1993. Since 1991, Mr. Jones has served as President of Wood Group USA, Inc., and serves in various other capacities for other subsidiaries and affiliates of Wood Group. From 1990 to 1991, Mr. Jones served as Vice President
- Manufacturing of Western Atlas Inc., a well logging and seismic company headquartered in Houston, Texas. Mr. Jones served as President of Computalog USA, Inc., an oilfield services company having its principal executive offices located in Houston, Texas, from 1989 to 1990. He has been a Director of Wood Group since 1986.

          ANTHONY HOWELLS was appointed to serve as a director of the Company in 1996. He has extensive experience in the oil and gas service business, both domestically and internationally. A graduate of Oxford University, Mr. Howells began his career with Schlumberger Overseas, in Paris, France. From 1966 to 1991, Mr. Howells was employed by Dresser Atlas in various senior management positions. Since 1992, Mr. Howells has served as a management consultant to oil and gas service companies specializing in facilitating better business practices and implementing programs to improve organizational effectiveness.

          While it is not anticipated that either nominee will be unable to serve, if either nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

DIRECTORS CONTINUING IN OFFICE

        The following table sets forth certain information as to the directors continuing in office:

                                                                        Director
Name and Age                   Positions and Offices With the Company    Since
----------------------------   --------------------------------------   --------
Allister G. Langlands, 40       Director                                  1993
(Class III)
Jorge E. Estrada M., 50         Director                                  1998
(Class I)
Wendell R. Brooks, 48           President and Director                    1995
(Class I)


     ALLISTER G. LANGLANDS is a Qualified Chartered Accountant. He has been Group Financial Director of Wood Group since August 1991. From 1989 to August 1991, Mr. Langlands was a partner in the international accounting firm of Coopers & Lybrand Deloitte and its predecessor Deloitte Haskins & Sells.

     JORGE E. ESTRADA M. joined the Company as a director in March of 1998. Since 1987, Mr. Estrada has been President and Chief Executive Officer of JEMPSA Media & Entertainment, a company which he founded that specializes in the Spanish and Latin American entertainment industry. Since 1993, Mr. Estrada has been a director of Pride International, Inc., a public energy drilling and workover service company based in Houston, Texas. He also serves as a director for Production Operators, Inc., a Delaware corporation, which is engaged in compression and other gas handling services in the oil field services industry. Previously, Mr. Estrada served as President-Worldwide Drilling Division of Geosource, and Vice President of Geosource Exploration Division-Latin America.

     WENDELL R. BROOKS was elected President and Director in August 1995. Mr. Brooks has over 20 years of general management experience in the oil and gas service industry. He has been involved in business development activities, including acquisitions and mergers for the Drilling and Production Services Division of John Wood Group USA, Inc., a Houston-based, indirect wholly-owned subsidiary of Wood Group performing administrative services for Wood Group's U.S. operations. Prior to joining John Wood Group USA, Inc., Mr. Brooks served for nine years as President and Chief Executive Officer of Del Norte Technology, Inc., an international supplier of equipment and services to the offshore oil and gas industry.

EXECUTIVE OFFICERS

     See "Directors Continuing in Office" above for information concerning Wendell R. Brooks, the Company's President and Director. See "Election of Directors" above for information concerning John Derek Prichard-Jones, the Company's Chairman.

     JAMES E. KLIMA joined the Company in October 1995 as Vice President and Chief Financial Officer. Mr. Klima has over 20 years of financial management experience and international expertise in the oil and gas industry with such companies as Combustion Engineering, Gray Tool, Vetco Gray and CTC International.

     D. PATRICK GEIGER joined the Company in January 1995 as Vice President, General Manager. Mr. Geiger has been in the wellhead and valve business for over 15 years with such companies as Cameron, Gray Tool, Vetco Gray and CTC International. In January 1998, Mr. Geiger was promoted to Executive Vice President, International and Drilling Products.

     HEINRICH LANG joined the Company in July 1996 in the position of Vice President, Engineering and Business Development. Mr. Lang has over 25 years of experience in the wellhead and valve industry with such companies as Gray Tool, Vetco Gray and Ingram-Cactus.

     ALAN SENN joined the Company in 1978. He has served in all levels of operations including management positions within the Company's U.S. Operations. In January 1998, Mr. Senn was promoted to Sr. Vice President, U.S. Operations with areas of responsibility including North American operations and manufacturing.

     There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee. The Company has no committee to nominate persons for election to the Board of Directors.

     The Audit Committee, currently composed of Messrs. Howells, Estrada and Langlands, met one time during the fiscal year ended December 31, 1997. This committee recommends to the Board of Directors the appointment of independent auditors, reviews the plan and scope of audits, reviews the Company's significant accounting policies and internal controls, and has general responsibility for related matters.

     The Board of Directors held four meetings during the fiscal year ended December 31, 1997. None of the directors attended fewer than 75% of the meetings of the Board of Directors and its committees on which they served that were held during their respective terms of service as director.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto provided to the Company pursuant to Rule 16a-3(e), the Company believes that all reports required by Section 16(a) of the 1934 Act were filed on a timely basis by the required persons during the fiscal year ended December 31, 1997.


                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 1997, December 31, 1996 and December 31, 1995 to the Company's Chief Executive Officer and the other executive officers of the Company who received total annual salary and bonus in excess of $100,000 for the fiscal years ended December 31, 1997, December 31, 1996, and December 31, 1995 (the "Named Executive Officers").



                                           ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                ------------------------------------------    -----------------------------------
                                                                                       AWARDS             PAYOUTS
                                                                              -------------------------   -------
                                                                   OTHER                     SECURITIES
                                                                   ANNUAL      RESTRICTED    UNDERLYING
     NAME &                                                       COMPENSA       STOCK        OPTIONS/     LTIP        ALL OTHER
PRINCIPAL POSITION             YEAR       SALARY       BONUS        TION         AWARDS         SARS      PAYOUTS     COMPENSATION
-----------------------------  -----     ----------   --------  ----------    -----------   ----------   ---------   -------------
                                            ($)          ($)        ($)         ($)/(3)/        (#)        ($)            ($)
Wendell R. Brooks /(1)/         1997       $156,058     $36,305        --            --           --         --              --
    President                   1996        138,966      28,592        --            --           --         --              --
                                1995         75,000/(2)/     --        --            --           --         --              --

Patrick Geiger/(5)/             1997       $103,269     $19,102        --            --           --         --              --
   Executive Vice               1996        103,210       9,000        --            --           --         --         $23,684/(4)/
   President-International      1995         88,365          --        --            --           --         --           5,853
    Operations

James E. Klima/(6)/             1997       $ 96,950    $22,530        --            --           --         --              --
   Vice President &             1996         88,925         --        --            --           --         --              --
   Chief Financial Officer      1995         20,671         --        --            --           --         --              --

Heinrich Lang/(7)/              1997       $ 95,885    $ 9,577        --            --           --         --              --
   Vice President-              1996         45,000         --        --            --           --         --              --
   Engineering &   Business     1995             --         --        --            --           --         --              --
    Development

Alan D. Senn                    1997       $ 96,625    $19,667        --            --           --         --              --
   Vice President-              1996         78,647      8,000        --            --           --         --              --
   U.S. Operations              1995         72,827         --        --            --           --         --              --

_______________________
(1) Mr. Brooks joined the Company in August 1995.
(2) Mr. Brooks served as the Company's President from August 1995 to the present. During 1995, Mr. Brooks served the Company as a consultant pursuant to which he was paid $75,000 for his services. Effective January 1, 1996, Mr. Brooks became a salaried employee of the Company.
(3) The Company had no stock option, restricted stock, stock bonus or other equity compensation plans in effect during the fiscal years covered by this table.
(4) Amount paid for expenses relating to moving from Shawnee, Oklahoma to Houston, Texas.

(5) Mr. Geiger joined the Company in January 1995.
(6) Mr. Klima joined the Company in October 1995.
(7) Mr. Lang joined the Company in July 1996.

     The Company has a defined contribution 401(k) profit sharing plan. The plan covers substantially all employees subject to certain length of service requirements. Contributions are made at the discretion of the Board of Directors. The Company paid $27,000 during 1995 for contributions accrued at December 31, 1994. No contributions were paid or accrued for the year ended December 31, 1995. In June 1996, the Company began matching employee's contributions up to 6% of their eligible compensation at a rate of 25% of employee contributions. The Company's matching contributions totaled approximately $53,000 in 1996 and $130,000 in 1997.

LONG TERM INCENTIVE PROGRAM

     In November 1994, the Company's Board of Directors approved a long term incentive plan (the "1994 Plan") pursuant to which certain key employees of the Company may receive cash incentives based upon the Company's earnings in given years. Awards may be granted under the 1994 Plan up to an aggregate of 1,386,366 units (the "Units") (such number being subject to antidilution adjustments under certain circumstances) at prices determined by the Board of Directors. 1994 Plan participants, awards to participants, exercise prices and performance measurement periods are determined by the Company's Board of Directors.

     Units granted under the 1994 Plan may be exercised and converted into cash at such times and in such amounts as set forth in the applicable agreement entered into in connection with the grant (but in no event earlier than three years after the grant of the Units or later than seven years after the grant). In general, the 1994 Plan participants can exercise up to 20% of the Units in any grant in each of years three through seven after the date of grant. Holders of Units electing to exercise must irrevocably elect in writing to exercise the Units within 30 days after the employee receives the annual statement of Current Value of the Units (the "Window Period"). Such irrevocable election must be delivered to and received by the Board of Directors during such Window Period.

     Upon exercise, holders shall be entitled to receive an amount of cash, within 30 days of notice of exercise, equal to the excess of (A) the aggregate Current Value (hereinafter defined) of the Units so exercised over (B) the aggregate price for the Units (as set forth in the individual agreement with holders) so exercised. The Company shall pay to the holder, within 30 days after the exercise date, the cash amount payable to such holder. The Current Value of a Unit shall be determined as of the end of the Company's fiscal year preceding the exercise date (the "Valuation Date"). "Current Value" of a Unit shall mean the average net consolidated pre-tax earnings of the Company and its subsidiaries and affiliated entitites for the two (2) years ending prior to the Window Period in which the holder gives notice of his or her election to exercise Units pursuant to the 1994 Plan and the applicable agreement, multiplied by a factor of five (5) and this result shall be the Current Value of the entire Company as of the Valuation Date, and such Current Value shall be divided by the sum of (x) the number of issued and outstanding shares of the Common Stock on the Valuation Date, plus (y) the number of Units which are issued and outstanding on the Valuation Date. For purposes of determining the Company's net consolidated pre-tax earnings, the earnings will be determined after (1) subtracting all exceptional income and costs and (2) adjusting for the pre-tax impact of minority equity interests.

     The Company's Board of Directors shall administer the 1994 Plan and may, from time to time, amend, suspend or discontinue the 1994 Plan, or amend any Units granted thereunder; provided, that without the written consent of a holder, no amendment or suspension of the 1994 Plan shall substantially impair any Units.

     During the year ended December 31, 1997, the Board granted 491,000 Units to employees of the Company under the 1994 Plan, 140,000 of which were granted to the Named Executive Officers as follows:

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR


                                                                                   ESTIMATED FUTURE PAYOUTS UNDER
         NAME &                                NUMBER OF        PERFORMANCE OR       NON-STOCK PRICE-BASED PLANS
    PRINCIPAL POSITION                     SHARES, UNITS OR     OTHER PERIOD UNTIL ---------------------------------
                                             OTHER RIGHTS         MATURATION OR     THESHOLD     TARGET     MAXIMUM
                                                  (#)                 PAYOUT        ($)/(1)/    ($)/(2)/    ($)/(3)/
--------------------------------------   -------------------   ------------------  ----------  ---------- ----------
Wendell R. Brooks                                     --                --              --         --         --
   President
Patrick Geiger                                    35,000        7-1-1997 to            .40        .38         --
   Executive Vice Pesident-                                            7-1-2004
   International Operations
James E. Klima                                    35,000        7-1-1997 to            .40        .38         --
   Vice President & Chief                                              7-1-2004
   Financial Officer
Heinrich Lang                                     35,000        7-1-1997 to            .40        .38         --
   Vice President-Engineering &                                        7-1-2004
    Business Development
Alan D. Senn                                      35,000        7-1-1997 to            .40        .38         --
   Vice President-U.S. Operations                                      7-1-2004

_________________________
(1)  Represents the price per Unit (described above).
(2)  Represents the Current Value per Unit (described above).
(3) Currently, none of the awards have a Current Value in excess of the price per Unit. However, the 1994 Plan has no maximum amount that can be realized upon an award.


DIRECTOR COMPENSATION

  The only directors who receive fees for their services as directors are Messrs. Estrada and Howells, who are not employed by either the Company or Wood Group. Messrs. Howells and Estrada receive $2,500 for each meeting of the Board of Directors that they attend.

  Mr. George W. Tilley resigned from the Board of Directors as of November 1, 1997. As a non-employee director, he received $10,000 for his service on the Board of Directors for 1997 ($2,500 per meeting attended).

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

  Compensation decisions with respect to the executive officers of the Company are made by the Board of Directors, which includes John Derek Prichard-Jones, Chairman of the Board, and Wendell R. Brooks, President. Mr. Jones does not receive compensation from the Company for his service as Chairman. Mr. Brooks did not participate in any deliberations or votes with respect to his compensation during fiscal 1997.


              BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

GENERAL

  Decisions regarding executive compensation for fiscal 1997 and prior years were made by the Board of Directors as discussed below. The Board of Directors is committed to ensuring that the executive compensation policies and practices of the Company support the Company's achievement of its business objectives.

Base Salary

  The Company President's base salary is reviewed annually by the Chairman of the Board of Directors. In determining (a) whether salary increases are merited for executive officers who are not subject to an employment agreement or (b) whether an employment agreement should be renewed and/or whether the base salary thereunder should be increased, the Board of Directors considers a number of factors. The primary factor considered is the Company's return on capital employed compared to the Company's goals and compared to comparable companies in the Company's marketplace. Other factors are the executive officer's performance on the job, the executive officer's level of responsibility, experience and expertise; internal compensation equity; and pay practices for executives of comparable companies. Based upon these factors, Mr. Brooks' salary was set at $150,000 for 1997 and was increased to $175,000 per year in
October 1997.   Mr. Brooks was paid $138,966 in 1996.  During 1995, Mr. Brooks served the Company as a consultant pursuant to which he was paid $75,000 for his services.

BONUS

  Bonuses were based on the Company's performance for each of the fiscal years ended December 31, 1997, December 31, 1996, and December 31, 1995. All bonuses are approved by the Board of Directors. Based upon its review of the Company's exceptional performance, the Company awarded a bonus of $36,305 to Mr. Brooks and bonuses of $19,102, $22,530, $9,577 and $19,667 to Messrs. Geiger, Klima, Lang and Senn, respectively for the fiscal year ended December 31, 1997.

LONG TERM INCENTIVES

  In an effort to provide a means by which the Company could grant long term incentives to its key employees, the Board of Directors adopted the 1994 Plan in November 1994. Pursuant to the 1994 Plan, the Board may grant units to key employees, exercisable for cash payments based upon the Company's net earnings. See "Executive Compensation - Long Term Incentive Program." During the year ended December 31, 1997, the Board granted 491,000 Units under the 1994 Plan, including 35,000 Units to Mr. Geiger, 35,000 Units to Mr.Klima, 35,000 Units to Mr. Lang and 35,000 Units to Mr. Senn. Mr. Brooks received no grants under the 1994 Plan during 1997.

     This report is submitted by the members of the Board of Directors:

John Derek Prichard-Jones  Anthony Howells         Allister G. Langlands
               Jorge E. Estrada M.      Wendell R. Brooks

     The Board of Directors' Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report by reference, and shall not otherwise be deemed filed under such Acts.

COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following performance graph compares the yearly percentage change in the cumulative total stockholder return on the Common Stock (as measured by dividing (i) the difference between the Common Stock share price at the end and the beginning of the measurement period by (ii) the Common Stock share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) the Media General Financial Services Oil and Gas Field Services Industry Group Index (the "Industry Index") and (2) the
                                      -8-

NASDAQ National Market Composite Index (the "Broad Market") over the period beginning January 29, 1993 and ending December 31, 1997.

                             [CHART APPEARS HERE]

                  1/29/93   12/31/93  12/30/94  12/29/95  12/31/96  12/31/97

ERC Industries      100      180       140       140       280       320
Industry Index      100      114.44    102.3     151.21    224.16    337.38
Broad Market        100      118.7     124.63    161.66    200.88    245.72



                              CERTAIN TRANSACTIONS

     On September 8, 1997, the Company and Wood Group entered into an Investment Agreement (the "Investment Agreement") pursuant to which the Company agreed to issue and sell, and Wood Group agreed to purchase, 6,250,000 shares (the "Shares") of Common Stock. The aggregate purchase price for the Shares was $10,000,000, or $1.60 per Share. Such transaction (the "Transaction") was consummated on September 8, 1997.

     Prior to the consummation of the Transaction, Wood Group owned approximately 85% of the outstanding shares of the Company's Common Stock.
Prior to the negotiation and consummation of the transaction, the Company's Board of Directors formed a special committee of its outside independent directors (the "Special Committee") to evaluate and negotiate the Transaction. The Special Committee engaged an investment banking firm, as its financial advisor to assist it in evaluating and determining the fairness of the Transaction to the Company's stockholders. On September 5, 1997, the investment banking firm delivered an opinion stating that the terms of the consideration to be received by the Company in the Transaction were fair to the Company's stockholders from a financial point of view.

     In connection with the Investment Agreement, as part of the consideration for the purchase of the Shares, the Company granted certain registration rights to Wood Group pursuant to a Registration Rights Agreement, dated as of September 8, 1997 (the "Registration Rights Agreement"). Under the terms of the Registration Rights Agreement, the Company granted to Wood Group and its assignees the right to require the Company to register the offer and sale of the Shares up to two times, subject to certain deferral and cutback provisions. In addition, the Company also granted to Wood Group and its assignees, certain incidental or "piggyback" registration rights, which allow Wood Group to participate in certain underwritten public offerings initiated by the Company, subject to certain limitations and conditions set forth therein. Under the terms of the Registration Rights Agreement, the ability of Wood Group to exercise the rights granted thereunder may not be subordinated or subject to registration rights of any other person or entity. The rights granted under the Registration Rights Agreement terminate on the earlier of (i) the fifth anniversary of the Registration Rights Agreement, or (ii) such time as the Shares may be immediately sold under Rule 144 under the Securities Act of 1933, as amended, during any 90-day period.

     As a result of the consummation of the Transaction, as of September 8, 1997, Wood Group owned an aggregate of 24,337,702 shares of Common Stock, representing approximately 88.5% of the outstanding shares of Common Stock.

     In June 1996, the Company and Wood Group entered into a substantially similar transaction pursuant to which Wood Group purchased an aggregate of 7,384,616 shares of Common Stock for an aggregate purchase price of $6,000,000.50 ($0.8125 per share).

     The Company and Wood Group have agreed to an annual provision for administrative and financial services fees in amounts to be determined on an annual basis. The Company paid or accrued $389,000 in such fees for the fiscal year ended December 31, 1997.


  PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
     AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 TO 40,000,000 SHARES

THE PROPOSAL

     The Board seeks stockholder approval to amend Article IV of the Company's Certificate of Incorporation to increase the number of authorized shares of
Common Stock of the Company from 30,000,000 to 40,000,000 shares.   This
proposal has been adopted by the Board subject to approval by the stockholders of the Company, and is attached hereto as Appendix A and made a part hereof.

     Of the 30,000,000 shares of Common Stock authorized for issuance under the Certificate of Incorporation, there are only 2,501,728 shares unissued and unreserved. As of the Record Date, 27,498,272 shares of Common Stock were outstanding and no shares of Common Stock were reserved for issuance under the Company's existing equity incentive plans.

     The proposed amendment increases the number of authorized shares of Common Stock by 10 million. This proposed increase has been recommended by the Board to assure that an adequate supply of authorized and unissued shares is available for general corporate needs, such as employee benefit plans, any future stock dividends and other distributions to stockholders, raising additional capital and other financing arrangements, the conversion of any other securities (such as warrants and Serial Preferred Stock, as defined hereinafter) that may be issued by the Company, and acquisitions by the Company of other businesses if favorable opportunities become available. It is important for the Company's Board of Directors to have the flexibility to act promptly to address future business needs as they arise. Except for issuances of shares of Common Stock pursuant to the Company's existing and proposed stock option and equity incentive plans disclosed in this Proxy Statement, the Company has no present plans, agreements, commitments or understandings to issue any additional shares of Common Stock. In addition, from time to time, the Company considers opportunities to acquire other businesses in which it may use shares of Common Stock as consideration. If the Company were to pursue any such opportunity prior to the approval of the proposed amendment to the Company's Certificate of Incorporation, it is contemplated that the aggregate number of shares to be issued in such acquisitions would not exceed the number of currently unreserved and otherwise uncommitted shares of Common Stock.

     If approved by the stockholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to applicable Delaware law and Nasdaq rules), and without the delay and expense incident to the holding of a special meeting of stockholders to consider any specific issuance. The rules of the Nasdaq require stockholder approval (i) in connection with the acquisition of certain stock or assets, including another business, from a director, officer or substantial stockholder, or from an entity in which one of such persons has a substantial direct or indirect interest, (ii) in a transaction or a series of transactions (except for a public offering of Common Stock for cash) that would result in an increase in the number of shares or voting power of the outstanding shares by 20% or more, (iii) where the issuance of Common Stock would result in a change of control of the Company or (iv) in connection with a stock option or stock purchase plan under which stock may be acquired by officers or directors.

     While the Board of Directors is of the opinion that the proposed amendment is in the best interests of the Company and its stockholders, the Board recognizes that there may be some disadvantages to the stockholders. The authorized but unissued shares of Common Stock could be used by incumbent management to make more difficult a change in control of the Company. Under certain circumstances, such shares could be used to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The increase in authorized shares of

Common Stock might have the effect of discouraging an attempt by another person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to imposing a merger, a sale of all or any part of the Company's assets or a similar transaction, since the issuance of any shares could be used to dilute the stock ownership of shares of the Company's voting stock held by that person. Any transaction which may be so discouraged could be a transaction that the Company's stockholders might consider to be in their best interests. The Board of Directors does have a fiduciary duty to act in the best interests of the Company's stockholders at all times. See also "Potential Anti-Takeover Effects."

     The Company's Board of Directors has not proposed the amendment to the Certificate of Incorporation as an anti-takeover measure. Any actions taken by the Company to discourage an attempt to acquire control of the Company may result in stockholders not being able to participate in any possible premiums which may arise in the absence of anti-takeover provisions, as well as may be used to entrench management's position even if such change in control may be beneficial to stockholders.

     The approval of the amendment to Article IV of the Certificate of Incorporation will not of itself cause any change in the capital stock or surplus of the Company. However, any future issuance of shares of Common Stock could have a dilutive effect on the Company's per share earnings and the stockholders' voting power in the Company.

DESCRIPTION OF CAPITAL STOCK

     The Common Stock for which authorization is sought would become part of the existing class of Common Stock. The new shares, when issued, would have the same rights and privileges as the shares of Common Stock now outstanding.

     Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available
therefor.   Dividends in such amounts as may be determined by the Board of
Directors may be declared and paid on the Common Stock from time to time, provided that the holders of shares of Serial Preferred Stock (as defined herein) and of any other class of capital stock of the Company senior to the Common Stock with respect to the right to receive dividends, receive the preferential amounts to which they are entitled under the Certificate of Incorporation or in any certificates of designation, rights and preferences for any series of Serial Preferred Stock or such shares of capital stock ranking senior to the Common Stock with respect to dividends.

     No holder of Common Stock of the Company has any preemptive right to subscribe for or purchase any of the shares of Common Stock. Holders of the
Common Stock have no redemption, conversion or sinking fund rights.   Holders of
Common Stock are entitled to one vote per share on all matters submitted to a vote of holders of Common Stock and do not have any cumulative voting rights.
In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to all of the remaining assets of the Company, if any, after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Serial Preferred Stock.

     The Board of Directors is authorized to provide for the issuance of serial preferred stock, par value $1.00 per share (the "Serial Preferred Stock"), of the Company in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof, including without limitation, the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, to fix the number of shares constituting any such series and to increase and decrease the number of shares of such series. The Board of Directors of the Company, without obtaining stockholder approval, may issue shares of Serial Preferred Stock with voting rights or conversion rights which could adversely affect the voting power of the holders of Common Stock. The Company's Certificate of Incorporation currently authorizes the Company to issue up to 10,000,000 shares of Serial Preferred Stock. The proposed amendment would effect no change in the Company's

Serial Preferred Stock authorized for issuance. No shares of Serial Preferred Stock have ever been issued, and the Company has no present plans to issue any shares of Serial Preferred Stock.

POTENTIAL ANTI-TAKEOVER EFFECTS

     The additional shares of Common Stock proposed to be authorized would be available for issuance by the Board of Directors in opposing an attempt by another Company or individual to acquire or to take control of the Company which management may consider to not be in the best interests of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt or by issuing shares of Serial Preferred Stock or stock rights to stockholders, which shares or rights would acquire certain characteristics (such as conversion or redemption rights) upon an unfriendly takeover.

     The provisions of the Company's Certificate of Incorporation and By-laws summarized below may be considered to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in his or her best interests, including those that might result in a premium over the market price for the shares.

     The Board of Directors of the Company is divided into three classes that are elected for staggered three-year terms. Stockholders may remove a director, or the entire Board of Directors with or without cause, by a majority of the voting power of the Voting Shares, as defined in Article VIII of the Certificate of Incorporation. A vacancy may be filled by resolution adopted by the affirmative vote of a majority of directors then in office, whether or not such majority constitutes less than a quorum, or by a sole remaining director.

     Pursuant to the Certificate of Incorporation, the Company's Board of Directors by resolution may establish one or more series of Serial Preferred Stock having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. These include, among other things, each share having more than one vote, voting as a class on certain matters, and special conversion rights or redemption features. Such rights, preferences, powers and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which contains certain restrictions on the ability of an "interested stockholder" (defined as a stockholder owning 15% or more of a corporation's voting stock) to engage in a "business combination" with such corporation. For purposes of Section 203, "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

     The Company's By-laws provide generally that they may be amended by the Board of Directors or by the affirmative vote of stockholders holding not less than a majority of the voting power of the Voting Shares (as defined in the Company's By-laws) then entitled to vote. The Certificate of Incorporation may only be amended by an affirmative vote of stockholders holding not less than a majority of the voting power of the voting shares (as defined in the Certificate of Incorporation) then entitled to vote on such issue. Except that not less than a majority of the Board of Directors may determine certain issues regarding the issuance of Serial Preferred Stock, Common Stock and dividends and business combinations as specified in the Certificate of Incorporation.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO ARTICLE IV OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 40,000,000.

             PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has appointed Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1998.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1998.

                             STOCKHOLDER PROPOSALS

     In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its 1999 Annual Meeting of Stockholders, such proposals must be received at the Company's offices at 1441 Park Ten Blvd., Houston, Texas 77084, Attention: Secretary, by January 23, 1999.

     The Company's By-Laws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 45 nor more than 60 days prior to an annual meeting. This provision also requires that the notice set forth, among other things, the name and address of the stockholder giving the notice, as it appears on the Company's books and records, and the class and number of shares of capital stock of the Company held of record, held beneficially and represented by proxy by such stockholder. Such notice must also contain such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board. Such notice must also be accompanied by the written consent of the person being nominated to serve as a director if elected. The chairman of the annual meeting shall, if facts warrant, determine and declare to the annual meeting that a nomination has not been made in accordance with these procedures and if the chairman should so determine, he or she shall so declare to the annual meeting, and the defective nomination shall be disregarded. No stockholder has nominated a candidate for election to the Board of Directors at the Annual Meeting.


                            SOLICITATION OF PROXIES

     The Company will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended December 31, 1997, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO ERC INDUSTRIES, INC., ATTN: WENDELL
R. BROOKS, 1441 PARK TEN BLVD., HOUSTON, TEXAS 77084, TELEPHONE (281) 398-8901. THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO MR. BROOKS CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 15, 1998. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the meeting. However, if any other proper items of business should come before the meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

     Certain information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.


                              By Order of the Board of Directors,



                              Wendell R. Brooks
                              President

Houston, Texas
May 26, 1998

                                  APPENDIX A


                                   AMENDMENT
                                      TO
                          INCREASE AUTHORIZED SHARES


  Following is the text of the proposed amendment to Article IV of the Certificate of Incorporation of the Company:

  Article IV, Section 1 of the Company's Certificate of Incorporation is amended so that, as amended, Article IV, Section 1 shall be and read as follows:

     "Section 1. The aggregate number of shares of all classes of capital stock which the Corporation is authorized to issue (hereinafter collectively referred to as the "Capital Stock") is 50,000,000 shares, of which: (i) 10,000,000 shares shall be Serial Preferred Stock, $1.00 par value per share (hereinafter referred to as the "Serial Preferred Stock"), and (ii) 40,000,000 shares shall be common stock, $0.01 par value per share (hereinafter referred to as the "Common Stock")."

  Article IV, Section 2.2(A) of the Company's Certificate of Incorporation is amended so that, as amended, Article IV, Section 2.2(A) shall be and read as follows:

     "(A) Designation and Amount. The authorized number of shares of Common Stock shall be 40,000,000."

                              REVOCABLE PROXY
PROXY                        ERC INDUSTRIES, INC.
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR     for the Annual Meeting of Shareholders of ERC Industries, Inc.
                              To Be Held at
ANNUAL                the Holiday Inn-Houston West
                  14703 Park Row, Houston, Texas 77079
             Monday, June 15, 1998 at 10:00 a.m. Central Time
MEETING
                    The undersigned hereby appoint(s) Wendell R. Brooks and
                    James E. Klima, and each or either of them, with full power
  OF                of substitution, as proxies of the undersigned to vote the
                    Common Stock of the undersigned in ERC Industries, Inc. at the above Annual Meeting and at any and all adjournments and
STOCKHOLDERS        postponements thereof, including (without limiting the
                    generality of the foregoing) to vote and act as follows on the reverse side.

                    The shares represented by this Proxy will be voted as herein
JUNE 15, 1998       specified. IF A CHOICE IS NOT SPECIFIED, SUCH SHARES WILL BE
                    VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED
                    ON THE REVERSE SIDE AND "FOR" PROPOSALS 2 AND 3. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.


                          (CONTINUED ON REVERSE SIDE)

1. [ ] For [ ] Withheld Election of Directors: The election of the following nominees to the Board of Directors as Class II Directors unless otherwise indicated below:
       Nominees:  JOHN DEREK PRICHARD-JONES     ANTHONY HOWELLS
       IN THE EVENT THE UNDERSIGNED WISHES TO WITHHOLD AUTHORITY TO VOTE FOR ANY PARTICULAR NOMINEE OR NOMINEES LISTED ABOVE, PLEASE SO INDICATE BY CLEARLY AND NEATLY LINING THROUGH OR STRIKING OUT THE NAME OF ANY SUCH NOMINEES OR NOMINEES.

2. [ ] For [ ] Against [ ] Abstain The proposal to amend the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 40,000,000 shares.

3. [ ] For [ ] Against [ ] Abstain The Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the independent certified public accountants of the Corporation for 1998.

4. [ ] For[ ] Against [ ] Abstain In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.


Stockholder's Signature........................   Dated ............, 1998

Stockholder's Signature if Jointly Owned..................................

Print Name...........................................

IMPORTANT: Please date the Proxy and sign exactly as your name appears on the Proxy. If shares are held by joint tenants, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.


Dear Stockholder:

Enclosed you will find material relative to the Corporation's 1998 Annual Meeting of Stockholders. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a stockholder, please remember that your vote is important to us. We look forward to hearing from you.

ERC Industries, Inc.